Exhibit 21.0 Subsidiaries

Registrant             First Federal Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
First Federal Bank	100%	United States
FFBI Capital Trust I	100%	Delaware